SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report:  December 30, 2008

(Date of earliest event reported)

First Regional Bancorp

(Exact name of registrant as specified in its charter)

California	000-10232	95-3582843
(State of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1801 Century Park East, Suite 800

Los Angeles, California  90067

(Address of principal executive offices, including zip code)

(310) 552-1776

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)           On December 30, 2008, First Regional Bancorp announced the retirement, effective January 2, 2009, of Jack A. Sweeney from his dual roles of Chairman and director of First Regional Bancorp and its subsidiary, First Regional Bank.  Mr. Sweeney, who will turn 79 in January 2009, was honored by the company’s Board of Directors by designating him as First Regional’s “Founder and Chairman Emeritus.”

In connection with Mr. Sweeney’s retirement as Chairman and director of First Regional Bancorp and its subsidiary, First Regional Bank, as described above, First Regional Bancorp announced that, effective January 2, 2009, Gary M. Horgan will assume the position of Chairman of the Board of First Regional Bancorp and First Regional Bank.  Mr. Horgan has served as a director of both First Regional Bancorp and First Regional Bank since 1997.

First Regional’s press release, announcing the above noted changes, is furnished as Exhibit 99 hereto.

(d)           On December 30, 2008, First Regional Bancorp announced the appointment of Marilyn J. Sweeney to the Board Directors of First Regional Bancorp, effective January 2, 2009.  Ms. Sweeney was nominated by the independent members of the company’s board of directors to fill the vacancy created by Jack A. Sweeney’s resignation, as described above, and was unanimously approved by the company’s entire board of directors at a special meeting on December 30, 2008.

Ms. Sweeney’s appointment was made pursuant to the provisions of the company’s bylaws.  As of the date of this report, the company’s board has not determined to appoint Ms. Sweeney to any board committees, although Ms. Sweeney may be appointed to one or more committees in the future.

Marilyn J. Sweeney had served as a director of the company from February 8, 2001 through May 17, 2005.  In addition, Ms. Sweeney has continued to serve as a director of the company’s subsidiary, First Regional Bank, from February 8, 2001 through the present date.  Ms. Sweeney is the wife of Jack A. Sweeney, the company’s Founder and Chairman Emeritus, who previously served as Chairman and Chief Executive Officer of the company.  Due to such relationship, Ms. Sweeney was not deemed independent at the time of the company’s 2005 annual meeting of shareholders and, in order to ensure the independence of a majority of the company’s board of directors, Ms. Sweeney did not stand for reelection as a director of the company at that time.

Marilyn J. Sweeney and Jack A. Sweeney are customers of, and have had banking transactions with, the company’s subsidiary, First Regional Bank, in the ordinary course of the Bank’s business and the Bank expects to have banking transactions with them in the future.  These transactions include lines of credit of $100,000 extended by the Bank to each of Marilyn J. Sweeney and Jack A. Sweeney.  In the company’s opinion, all loans and commitments to lend included in such transactions were made in compliance with applicable banking regulations and other laws and on substantially the same terms, including interest rates, collateral and repayment schedule, as those prevailing for comparable transactions with other persons of similar creditworthiness and did not involve more than a normal risk of collectibility nor contained terms unfavorable to the Bank.

For her service as a director of First Regional Bank, Marilyn J. Sweeney received aggregate fees of $66,750 during 2008.

In Jack A. Sweeney’s position as Chairman of the Board of the company and its subsidiary, First Regional Bank, Jack A. Sweeney received a base salary of $750,000 during 2008.  Jack A. Sweeney did not and will not receive any bonus for 2008.  It is anticipated that, during 2009, in his position as Founder and Chairman Emeritus of the company and its subsidiary, First Regional Bank, Jack A. Sweeney will receive annual compensation of $250,000, in which Marilyn J. Sweeney has certain rights under applicable California community property laws.

First Regional’s press release, announcing Marilyn J. Sweeney’s appointment to the company’s board of directors and other changes to the board, is furnished as Exhibit 99 hereto.

Item 9.01  Financial Statements and Exhibits.

(d)          Exhibits.

99            Press Release of First Regional Bancorp, dated December 30, 2008, announcing certain changes, effective January 2, 2008, to the board of directors of each of First Regional Bancorp and its subsidiary, First Regional Bank, including the retirement of Jack A. Sweeney as Chairman and director of each of First Regional Bancorp and First Regional Bank, the appointment of Gary M. Horgan as Chairman of each of First Regional Bancorp and First Regional Bank, and the appointment of Marilyn J. Sweeney as a director of First Regional Bancorp

This report includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical fact, included herein may constitute forward-looking statements.  Although First Regional believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Important factors that could cause actual results to differ materially from First Regional’s expectations include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which First Regional conducts its operations.

Statements made herein are made as of the date hereof only.  The Company shall have no obligation to update information and forward-looking statements presented herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 6, 2009

FIRST REGIONAL BANCORP

	By:	/s/ Thomas E. McCullough
Thomas E. McCullough
Corporate Secretary

Exhibit Index

99            Press Release of First Regional Bancorp, dated December 30, 2008, announcing certain changes, effective January 2, 2008, to the board of directors of each of First Regional Bancorp and its subsidiary, First Regional Bank, including the retirement of Jack A. Sweeney as Chairman and director of each of First Regional Bancorp and First Regional Bank, the appointment of Gary M. Horgan as Chairman of each of First Regional Bancorp and First Regional Bank, and the appointment of Marilyn J. Sweeney as a director of First Regional Bancorp